                                  EXHIBIT 99.1

                                  PRESS RELEASE

Constellation 3D, Inc. to Acquire Reflekt Technology, Inc.

WEDNESDAY, MARCH 1, 2000 10:01 AM EST

NEW YORK, March 1, 2000 (BUSINESS WIRE) -- Constellation 3D, Inc. (OTC Bulletin Board CFMD) ("C3D" or the "Company") announced today that it has entered into a Letter of Intent to acquire Reflekt Technology, Inc.

("Reflekt") of Concord, Massachusetts. Reflekt is an advanced R&D company that designs, patents and sells leading edge replication equipment to the global optical disc industry. Reflekt's annual sales increased from $454,000 (unaudited) in 1996 to over $5 million (unaudited) in 1999 (ordinary income exceeded $1 million last year).

"Notwithstanding its extraordinary sales growth, what made this acquisition so significant is Reflekt's proprietary technology and extensive know how in developing manufacturing processes and equipment for discs and cards with a multilayer structure. Their expertise in this area will assist C3D in accelerating the timescale for commencement of mass production of Fluorescent Multilayer Discs & Cards," stated Dr. Eugene Levich, President and CEO of C3D.

Vladimir Schwartz, President and CEO of Reflekt, added "Reflekt is very proud to participate in the development of this truly revolutionary optical data storage technology. We believe that our experience in the swift transfer of technology from the R&D stage into mass production will enable C3D to quickly deliver this high capacity, low cost media to meet market demand. In so doing, the acquisition will enhance value for C3D shareholders."

The total purchase price is subject to receipt of Reflekt's audited financial statements. The transaction will be structured as a tax free merger with C3D acquiring 100% of the Concord, Massachusetts hi-tech company for shares of C3D.

Constellation 3D, Inc. has offices in New York, Florida and California, and laboratories in Israel and Russia. Research is conducted by an internationally renowned team of scientists that currently holds over 50 international patents and patent applications in the field of optical data storage.

Statements contained in the news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from expected results.

THE SEC AND NASD HAVE NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.


CONTACT:

Industry/Business Development Inquires
         SVP Business Development for Constellation 3D, Inc.
         Patrick Maloney, 408/516-9729
         Email:  businessdev@c-3d.net

Investor Inquiries
         investors@c-3d.net

Media Inquiries:
         media@c-3d.net

Broker/Fund Inquiries
         brokerfunds@c-3d.net

Corporate/Legal Inquiries
         Constellation 3D, Inc.
         Michael L. Goldberg, Esq., Director of Legal Affairs
         954/568-3007 or 212/983-1107
         Email:  mlg.esq@worldnet.att.net